EXHIBIT 99.1

FINISH LINE REPORTS RECORD 25% INCREASE IN 3rd QUARTER COMPARABLE STORE SALES AND INCREASES EARNINGS GUIDANCE

**	Total sales increase 37% and comp sales increase 25%

**	Strength continues in both footwear (23% comps) and softgoods (30% comps)

**	Increasing earnings guidance for Q3 and remainder of year

INDIANAPOLIS – December 4, 2003 – The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $202,034,000 for the thirteen weeks ended November 29, 2003 (“3rd quarter” or “Q3”), an increase of 37% (thirty-seven percent) over net sales of $147,877,000 for Q3 last year (“Q3 LY”). Comparable store net sales for Q3 increased 25% (twenty-five percent) versus a decrease of 1% (negative one percent) reported for the comparable thirteen-week period last year.

On a year to date basis, for the thirty-nine weeks ended November 29, 2003, net sales were $680,629,000 an increase of 30% (thirty percent) over net sales of $522,733,000 reported for the thirty-nine week period last year ended November 30,2002. Year to date comparable store net sales increased 20% (twenty percent) versus a 1% (one percent) increase reported for the comparable thirty-nine week period last year.

Mr. Alan H. Cohen (Chairman and Chief Executive Officer) stated: “We are extremely pleased with our record-breaking third quarter sales performance and the continued acceleration in all segments of our business. We began the year with an aggressive growth strategy to gain market share, and it is evident that this strategy is proving to be effective. Our focus on “elite” products within our superior selection and our premium presentation has set us apart from our competition and has brought in many new customers throughout this quarter and all year long.”

“For the quarter, footwear comparable store sales increased 23% (twenty-three percent) and, apparel/accessories comparable store sales increased 30% (thirty percent) on top of an 18% gain for apparel/accessories for Q3 LY. The positive trend of comp sales increases is encouraging as the Company experienced a 28% gain in September, 22% for October followed by a 24% increase for November. Inventory levels, as a result of front loading holiday receipts, are expected to be up 16-18 percent per square foot as of the end of Q3 and we are well positioned as we begin the holiday selling season.”

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Due to sales significantly exceeding plan and improved product margins versus Q3 LY, the Company now anticipates that diluted income per share for the 3rd quarter will range from a positive $.04 to $.06 as compared to previous guidance of a diluted loss per share of $(.07) to $(.09). For Q3 LY the Company reported a diluted loss per share of $(.13). Additionally, the Company is increasing EPS guidance for the 4th quarter to a range of $.67 to $.69 per diluted share from $.63 to $.65 per diluted share. Correspondingly, full fiscal year EPS guidance is being increased from a previous range of $1.54 to $1.58 to a new range of $1.72 to $1.76. The Company expects to report earnings for Q3 on Monday, January 5th, after the market closes followed by a live conference call Tuesday morning, January 6th at 8:30 am ET.

During Q3, the Company opened 22 stores and remodeled nine existing stores. Year to date, the Company has opened a total of 58 new stores and remodeled 25 and does not anticipate opening any additional new stores in Q4. As of November 29, 2003, the Company operated 532 stores compared to 481 at November 30, 2002 an increase of 11%. In addition, store square footage increased 8% to 3,085,000 square feet compared to 2,858,000 square feet at the end of Q3 last year.

The Company did not repurchase any shares of Class A Common Stock during Q3 under the current stock repurchase authorization, which expires February 28, 2004. To date the Company has repurchased 1,861,600 shares (@ an average price of $8.34 per share) of the 2,500,000 shares authorized by the Board of Directors.

The Company has made available a recorded message covering the third quarter sales by dialing 1-706-645-9291 (Conference ID# = 4269482). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, December 4th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 532 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

/klh

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager